Exhibit 99.1

For Immediate Release
MAGUIRE PROPERTIES ANNOUNCES
RESIGNATION OF TWO DIRECTORS

LOS ANGELES, October 2, 2007, – Maguire Properties, Inc. (NYSE: MPG), a Southern California-focused real estate investment trust, today announced that Ms. Caroline McBride and Mr. Lewis Wolff have resigned from the Company’s Board of Directors, effective September 26, 2007, due to separate and pressing other professional obligations.

Mr. Robert F. Maguire III, Chairman and Chief Executive Officer of Maguire Properties, said, “Caroline McBride has played a valuable role as a board member since our IPO in June 2003.  We are grateful for her enormous contributions and recognize and respect that her responsibilities with her business requires her full time and attention now.  We are equally grateful to Lew Wolff, whose finance experience and deal making capability have been assets during his tenure on our Board.  We are confident that through the guidance of our existing Board and the leadership of our seasoned management team, we remain positioned for continued growth and further shareholder value creation.”

Ms. McBride said, “I am pleased to have served on Maguire Properties’ Board for the last four years as the Company extended its footprint and assembled a highly attractive development pipeline which positions the Company for further growth.  Unfortunately, increased responsibilities at my own business now prevent me from providing the time and energy Maguire Properties and its shareholders deserve.”

“At this time, other professional obligations require more of my time and I therefore feel it necessary to relinquish my position on Maguire Properties’ Board.  I know the Company will continue to thrive under the stewardship of Rob Maguire and his excellent team,” said Mr. Wolff.

About Maguire Properties, Inc.
Maguire Properties, Inc. is the largest owner and operator of Class A office properties in the Los Angeles central business district and is primarily focused on owning and operating high-quality office properties in the Southern California market. Maguire Properties, Inc. is a full-service real estate company with substantial in-house expertise and resources in property management, marketing, leasing, acquisitions, development and financing.  For more information on Maguire Properties, visit the Company’s website at www.maguireproperties.com.

Business Risks
This press release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially.  These risks and uncertainties include: general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases at favorable rates, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments; failure to manage effectively the Company’s growth and expansion into new markets, to identify properties to acquire, to complete acquisitions or to integrate acquisitions successfully; risks and uncertainties affecting property development and construction; risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets; potential liability for uninsured losses and environmental contamination; risks associated with joint ventures; risks associated with our potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with our dependence on key personnel whose continued service is not guaranteed.

For a further list and description of such risks and uncertainties, see our Annual Report on Form 10-K/A filed the Securities and Exchange Commission on April 9, 2007.  The Company does not update forward-looking statements and disclaims any intention or obligation to update or revise them, whether as a result of new information, future events or otherwise.

CONTACT:	Maguire Properties, Inc.
Peggy Moretti
Senior Vice President, Investor and Public Relations
(213) 613-4558